UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   March 10, 2011

EFL OVERSEAS, INC.
(Name of Small Business Issuer in its charter)

Nevada	333-155277	26-3062721
(State of incorporation)	(Commission File No.)	(IRS EmployerIdentification No.)

250-777 N. Rainbow Blvd., Las Vegas, NV  89107
 (Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (702) 938-3656

_________________________________________________
(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers, Election of Directors, Appointment of Principal Officers

On March 10, 2010 Herbert Schmidt resigned as our President and Secretary and Keith Macdonald was appointed to those positions. On that same date, Mr. Macdonald was also appointed as our Chief Executive Officer and as Chairman of our Board of Directors. Our Directors are elected for a one-year term and hold office until the next annual meeting of our shareholders or until their resignation or removal by a vote of our shareholders. Officers are appointed by the Board of Directors and serve at the discretion of the Board. Mr. Schmidt remains our Chief Financial Officer, Principal Accounting Officer and Director.

Keith Macdonald, CA (age 54) has been President of Bamako Investment Management Ltd., a private holding and financial advisory company since 1994. He is currently Chairman and director of Cirrus Energy Corporation, an internationally focused oil and gas company trading publicly in Canada on the TSXV exchange, and Chairman and director of Drakkar Energy Ltd., a private in situ oil sands company. In addition, Mr. Macdonald currently serves on the board of Bellatrix Exploration Ltd. (TSX), Rocky Mountain Dealerships Inc. (TSX), Cordy Oilfield Services Inc. (TSXV), Madalena Ventures Inc. (TSXV), Surge Energy Inc. (TSXV), Mountainview Energy Ltd. (TSXV), Holloman Energy Corporation (OTCBB), WCSB Oil & Gas Royalty Income Funds and Stratabound Minerals Ltd. (TSXV). He was a director of Profound Energy Inc. (TSX) and Breaker Energy Ltd (TSX) which were sold in 2009, and prior thereto a director of several public and private oil and gas companies. Mr. Macdonald was founder, President and Director of New Cache Petroleums from 1987 until it’s amalgamation in 1994 and thereafter Chief Financial Officer and Director until it’s sale in 1999. He is a past Chairman and director of the Small Explorers and Producers of Canada.

In his roles as President, Secretary and Chief Executive Officer, Mr. Macdonald has agreed to accept compensation of USD$240,000 per year, payable in equal parts cash and the our restricted common stock. Monthly compensation payable in stock shall be converted at the average closing price of our stock on the last trading-day of the applicable monthly earning period. Mr. Macdonald plans to devote approximately 50% of his time to our business.

Mr. Macdonald owns directly and indirectly a total of 300,000 shares of our common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EFL OVERSEAS, INC.

By:	/s/ Keith Macdonald
Keith Macdonald
President

Date:   March 15, 2011